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                                                                       Exhibit 5



                               January 22, 1998


Career Education Corporation
2800 W. Higgins Road
Suite 790
Hoffman Estates, Illinois  60195

Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     We have acted as counsel for Career Education, a Delaware corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-1, File No. 333-37601 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the sale by the Company of up to an aggregate of 3,277,500 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the proposed form of Underwriting Agreement between the Company and Credit Suisse First Boston Corporation and Credit Suisse First Boston Corporation, as representatives of the several underwriters to be named therein (the "Underwriting Agreement"), (c) the form of Amended and Restated Certificate of Incorporation of the Company, (d) the form of Amended and Restated By-laws of the Company, and (e) resolutions adopted by the Board of Directors and stockholders of the Company.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that up to the 3,277,500 shares of Common Stock covered by the Registration Statement (including up to the 427,500 shares issuable upon exercise of the Underwriter's over-allotment option), when sold by the Company and paid for in accordance with the provisions of the Underwriting Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,



                                         KATTEN MUCHIN & ZAVIS